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                                                                    EXHIBIT 99.1

For More Information Contact:

         Connie Graybeal
         Credence Systems Corporation
         Phone: (510) 623-4774; Fax: (510) 623-2524
         E-mail: connie_graybeal@credence.com


       CREDENCE SYSTEMS CORPORATION ANNOUNCES PUBLIC OFFERING OF 2,300,000
                  SHARES OF COMMON STOCK AT $115.00 PER SHARE

         FREMONT, Calif., February 25, 2000 - Credence Systems Corporation (Nasdaq: CMOS) announced today the public offering of 2,300,000 shares of its Common Stock at $115.00 per share. Credence Systems Corporation has granted to the underwriters a thirty day option to purchase 345,000 additional shares of Common Stock to cover over-allotments, if any. Salomon Smith Barney, Inc., Credit Suisse First Boston Corporation and SG Cowen Securities Corporation are underwriters for the offering.

         The net proceeds to the Company will be used for working capital and general corporate purposes. In addition, a portion of the net proceeds may also be used to acquire complementary assets, technologies and businesses.

         Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers.

         Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.